Intercom-Audit
AUDITING COMPANY

Address: 2-13, 3-th Ulitsa Yamskogo polya,
125124 Moscow, Russian Federation
Tel.: +7 (495) 937-34-51,
E-mail: info@intercom-audit.ru,
Internet: www.intercom-audit.ru

Consent of Independent Registered Public Accounting Firm

December 22, 2008

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We consent to the inclusion of our report of December 22, 2008, to the audited financial statements of Konsta Real Estate Properties, Ltd (the "Company") for the year ending December 31, 2007 in the Registration Statement on Form 20-F of the Company (the "Registration Statement"), and to the reference to our firm under the heading "Statement by Experts," each of which is included herein in the Registration Statement.

"Intercom-Audit" (BKR International)
Chartered Accountants, Licensed Public Accountants
Moscow, Russia
December 22, 2008

Akhmetov Askar
Managing Partner